U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
       12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
                 to File Reports Under Sections 13 and 15(d) of
                       the Securities Exchange Act of 1934

                         Commission file number 0-22046

                    BOGEN COMMUNICATIONS INTERNATIONAL, INC.
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             (Exact name of registrant as specified in its charter)

                   50 Spring Street, Ramsey, New Jersey 07446
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                                 (201) 934-8500
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             Warrants, no par value
                             ----------------------
             (Title of each class of security covered by this Form)

                          Common Stock, $.001 Par Value
                          -----------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   /X/       Rule 12h-3(b)(1)(ii)    / /

        Rule 12g-4(a)(1)(ii)  / /       Rule 12h-3(b)(2)(i)     / /

        Rule 12g-4(a)(2)(i)   / /       Rule 12h-3(b)(2)(ii)    / /

        Rule 12g-4(a)(2)(ii)  / /       Rule 15d-6              /X/

        Rule 12h-3(b)(1)(i)   /X/

     Approximate number of holders of record as of the certification or notice date:

                                        0

     Pursuant to the requirements of the Securities Exchange Act of 1934 BOGEN COMMUNICATIONS INTERNATIONAL, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: June 13, 2000               BY: /s/ Maureen A. Flotard
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                                      Maureen A. Flotard, Vice President-Finance